Exhibit 99.1

Accelerate Diagnostics Announces FDA Clearance of its Accelerate Arc™ System

An automated platform designed to fight against Sepsis and Antimicrobial Resistance (AMR)

Enables rapid, automated microbial identification on the Bruker MALDI Biotyper® CA System directly from positive blood culture samples

Tucson, Ariz. (September 30, 2024) – Accelerate Diagnostics, Inc. (NASDAQ: AXDX), an innovator of rapid in vitro diagnostics, announced that the U.S. Food and Drug Administration (FDA) has granted 510(k) clearance of the Accelerate Arc system and BC kit, an innovative, automated positive blood culture sample preparation platform, for use with Bruker’s MALDI Biotyper® CA System (MBT-CA System) and MBT-CA Sepsityper® software extension.

Designed for clinical laboratories, the Accelerate Arc system has a simple workflow that automates positive blood culture sample preparation for direct downstream microbial identification (ID) using Bruker’s MBT-CA system. This eliminates the need for overnight culture methods, reducing the wait time for microbial ID results, which is critical in the fight against sepsis.

The Accelerate Arc system is designed to leverage the breadth of the Bruker MBT-CA reference library to provide rapid ID. This, in conjunction with our future rapid phenotypic antibiotic susceptibility testing (AST) innovation, the Accelerate WAVE™ system 1, can enable same shift reporting to Antimicrobial Stewardship teams and clinicians alike. By providing clinicians with rapid ID and AST results, clinicians can get the patient on the optimal antibiotic therapy many hours sooner, which has been shown to improve patient outcomes with Sepsis, reduce antimicrobial resistance rates and hospital costs.

The Accelerate Arc system is also designed to supplant both overnight subculture as well as laborious Laboratory Developed Test (LDT) sample preparation methods. Clinical laboratories are under pressure to run FDA-cleared devices due to increased legislation and enforcement associated with the use of LDTs. Accordingly, such laboratories can now utilize the Accelerate Arc system as an automated, FDA-cleared system.

"The FDA Clearance of the Accelerate Arc system marks the beginning of an exciting journey in our broader innovation roadmap. Together with the Accelerate WAVE™ system 1 we are positioned to empower laboratories to deliver faster, more actionable results to clinicians, ultimately enhancing patient care and outcomes." said Jack Phillips, President and CEO of Accelerate Diagnostics.

1 The Accelerate WAVETM system is currently in clinical trials in preparation for FDA 510(k) submission with a target time-to-result of 4.5-hours, on average.

About Accelerate Diagnostics, Inc. (Nasdaq: AXDX)

Accelerate Diagnostics, Inc. is an in vitro diagnostics company dedicated to providing solutions for the global challenges of antibiotic resistance and sepsis. In addition to the Accelerate Arc system, the Accelerate Pheno system and Accelerate PhenoTest® BC kit combine several technologies aimed at reducing the time clinicians must wait to determine the most optimal antibiotic therapy for deadly infections. The FDA-cleared Accelerate Pheno system and Accelerate PhenoTest BC kit fully automate sample preparation, identification and phenotypic antibiotic susceptibility testing in approximately seven hours directly from positive blood cultures. Recent external studies indicate the solution offers results 1–2 days faster than existing methods, enabling clinicians to optimize antibiotic selection and dosage specific to the individual patient days earlier.

© Copyright 2024 Accelerate Diagnostics, Inc. All Rights Reserved. The “ACCELERATE DIAGNOSTICS,” “ACCELERATE PHENO,” “ACCELERATE PHENOTEST,” “ACCELERATE ARC” and "ACCELERATE WAVE" diamond shaped logos and marks are trademarks or registered trademarks of Accelerate Diagnostics, Inc. All other trademarks are the property of their respective owners.

For more information about the company, its products and technology, or recent publications, visit axdx.com.

Forward-Looking Statements

Certain of the statements made in this press release are forward-looking or may have forward-looking implications within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and the company intends that such forward-looking statements be subject to the safe harbors created thereby. These forward-looking statements, which can be identified by the use of words such as “may,” “will,” “expect,” “believe,” “anticipate,” “estimate,” or “continue,” or variations thereon or comparable terminology, include but are not limited to, statements about: expectations regarding the potential or benefits of Accelerate Diagnostics’ products and technologies, including the Accelerate Arc system, such as the anticipated benefits to hospitals, patients, and laboratories, as well as the expectation that the Accelerate Arc system will eliminate the need for overnight culture methods and reduce the wait time for microbial identification results; expectations regarding new or planned products and technologies, including the anticipated timing of any releases, such as with respect to the Accelerate WAVE system currently under development; and intentions and plans relating to regulatory approvals or submission, including with respect to the FDA. Actual results or developments may differ materially from those projected or implied in these forward-looking statements due to significant risks and uncertainties, including, but not limited to: volatility throughout the global economy and the related impacts to the businesses of the company’s suppliers and customers, whether due to customer demand fluctuations, supply chain constraints and inflationary pressures or otherwise; difficulties in resolving the company’s continuing financial condition and ability to obtain additional capital to meet its financial obligations; the company’s ability to obtain any regulatory approvals; and less than expected operating and financial benefits resulting from cost cutting measures. Other important factors that could cause the company’s actual results to differ materially from those in its forward-looking statements include those discussed in the company’s filings with the Securities and Exchange Commission (the “SEC”), including in the “Risk Factors” sections of the company’s most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filings with the SEC. These forward-looking statements are also based on certain additional assumptions, including, but not limited to, that the company will retain key management personnel; the company will be successful in the commercialization of its products; the company will obtain sufficient capital to commercialize its products and continue development of complementary products; the company will be successful in obtaining marketing authorization for its products from the FDA and other regulatory agencies and governing bodies; the company will be able to protect its intellectual property; the company’s ability to respond effectively to technological change; the company’s ability to accurately anticipate market demand for its products; and that there will be no material adverse change in the company’s operations or business and general market and industry conditions. Except as required by federal securities laws, the company undertakes no obligation to update or revise these forward-looking statements to reflect new events, uncertainties or other contingencies. Forward-looking statements speak only as of the date they are made and should not be relied upon as representing the company’s plans and expectations as of any subsequent date.

SOURCE Accelerate Diagnostics, Inc.